Exhibit 107
CALCULATION OF FILING FEE TABLE
SCHEDULE TO-I
(Form Type)

ROCKET PHARMACEUTICALS, INC.
(Name of Subject Company (Issuer) and Filing Person (Offeror))

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$5,569,215.17(1)	0.00013810	$769.11(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$5,569,215.17
Total Fees Due for Filing			$769.11
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$769.11

(1)
Calculated solely for purposes of determining the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended. The calculation of the Transaction Valuation assumes that all outstanding stock options to purchase shares of the Registrant’s common stock that may be eligible for exchange in the offer will be exchanged pursuant to the offer and is based on the product of (i) $3.745, the average of the high and low prices per share of the Issuer’s Common Stock on April 22, 2026 as reported on the Nasdaq Global Market and (ii) 1,487,087, the maximum number of shares of common stock underlying stock options to be exchanged in the transaction.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $138.10 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01381% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.